SECURITIES AND EXCHAGE COMMISSION
                             Washington, D.C. 20549

                                   SCHEDULE TO
                  Tender Offer Statement Under Section 14(d)(1)
           or Section 13(e)(1) of the Securities Exchange Act of 1934

                                 INTERTAN, INC.
                       (Name of Subject Company (Issuer))

                            WINSTON ACQUISITION CORP.
                          a wholly owned subsidiary of
                            CIRCUIT CITY STORES, INC.
                      (Names of Filing Persons (Offerors))

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                   461120 10 7
                      (CUSIP Number of Class of Securities)

                                W. Stephen Cannon
              Senior Vice President, General Counsel and Secretary
                            Circuit City Stores, Inc.
                               9950 Mayland Drive
                            Richmond, Virginia 23233
                            Telephone: (804) 527-4000
                     (Name, address and telephone number of
                      person authorized to receive notices
                 and communications on behalf of filing persons)

                                 With a copy to:
                                D. Michael Jones
                                McGuireWoods LLP
                                One James Center
                              901 East Cary Street
                            Richmond, Virginia 23219
                                 (804) 775-1000

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.
Amount Previously Paid:
                       --------------------------------------------------------
Form or Registration No.:
                         ------------------------------------------------------
Filing Party:
             ------------------------------------------------------------------
Date Filed:
           --------------------------------------------------------------------

X Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

   X  third-party tender offer subject to Rule 14d-1.
      issuer tender offer subject to Rule 13e-4.
      going-private transaction subject to Rule 13e-3.
      amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:



Item 12.    Exhibits

(a)(5)(A)   Press Release Issued by Circuit City Stores, Inc. on March 31, 2004

(a)(5)(B) Electronic Mail Announcement to Circuit City Associates, dated March 31, 2004

(a)(5)(C)   Questions & Answers

(a)(5)(D)   Script of Conference Call held on March 31, 2004




                                  EXHIBIT INDEX

Exhibit     Exhibit Name

(a)(5)(A)   Press Release Issued by Circuit City Stores, Inc. on March 31, 2004

(a)(5)(B) Electronic Mail Announcement to Circuit City Associates, dated March 31, 2004

(a)(5)(C)   Questions & Answers

(a)(5)(D)   Script of Conference Call held on March 31, 2004